                                                                    EXHIBIT 99.1


CONTACT:    LOUIS J. BEIERLE, VICE PRESIDENT, INVESTOR RELATIONS
            HUDSON CITY BANCORP, INC.
            WEST 80 CENTURY ROAD, PARAMUS, NEW JERSEY 07652
TELEPHONE:  (201) 967-8290
E-MAIL:     ljbeierle@hcsbnj.com



                        HUDSON CITY BANCORP, INC. REPORTS
                           2003 FIRST QUARTER EARNINGS

           QUARTERLY CASH DIVIDEND INCREASED TO $0.12 PER COMMON SHARE

Paramus, New Jersey, April 15, 2003 - Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three-month period ended March 31, 2003. Net income was $52.2 million for the first quarter of 2003, an increase of $8.6 million, or 19.7%, compared with net income of $43.6 million for the first quarter of 2002. Basic and diluted earnings per common share were $0.29 and $0.28, respectively, for the first quarter of 2003 compared with basic and diluted earnings per common share of $0.23 for the first quarter of 2002. Hudson City Bancorp's annualized return on average stockholders' equity and annualized return on average assets for the first quarter of 2003 were 15.66% and 1.44%, respectively, compared with 13.48% and 1.47%, respectively, for the first quarter of 2002.

"The effects of high levels of prepayments on our mortgage-related assets and flattening of the yield curve in this historically low interest rate period have adversely impacted our interest rate spread and net interest margin. However, our ability to grow our balance sheet, as evidenced by the $750 million increase in the first quarter, has allowed us to continue to experience strong earnings," said Ronald E. Hermance, Jr., President and Chief Executive Officer. The balance sheet growth occurred primarily in investment securities available for sale, which have fixed maturities of five to seven years. This growth was funded primarily by increases in interest-bearing customer deposits and short-term borrowings. Mr. Hermance added, "We have taken the opportunity presented to us by this unusually low interest rate environment to shorten the duration of certain of our assets and realize gains on certain of our available for sale securities without straying from our core business of originating and purchasing mortgage-related assets and gathering customer deposits."

DIVIDEND DECLARED

Hudson City Bancorp also reported that the Board of Directors declared a quarterly cash dividend of $0.12 per common share, representing an increase from the cash dividend of $0.11 per common share declared during the previous quarter. The cash dividend is payable on June 2, 2003 to stockholders of record at the close of business on May 9, 2003.

ANNUAL MEETING

Hudson City Bancorp has scheduled May 2, 2003 as the date of its 2003 Annual Meeting of Stockholders. The voting record date for stockholders is March 14, 2003.

STATEMENT OF FINANCIAL CONDITION SUMMARY

Total assets increased $768.9 million, or 5.4%, to $14.91 billion at March 31, 2003 from $14.14 billion at December 31, 2002. The increase in total assets reflected an increase in investment securities available for sale of $959.6 million. Loans decreased $64.7 million primarily due to the high level of prepayment activity experienced during the first three months of 2003. Hudson City Bancorp originated and purchased first mortgage loans of approximately $387.6 million and $418.0 million, respectively, for the three-month period ended March 31, 2003 compared with $546.6 million and $443.3 million, respectively, for the corresponding period in 2002. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Included in mortgage loan originations were refinanced mortgages of $137.1 million for the first quarter of 2003. Modifications of existing mortgages during the first quarter of 2003, which are not included in mortgage loan originations, amounted to $371.2 million. Total mortgage-backed securities decreased $162.6 million due to the sale of approximately $192.3 million of available for sale securities at a gain of $4.2 million.

Total liabilities increased $751.6 million, or 5.9%, to $13.58 billion at March 31, 2003 from $12.83 billion at December 31, 2002. The increase in total liabilities reflected an increase in total deposits of $473.1 million and an increase in borrowed funds of $250.0 million. The increase in total deposits reflected an increase in our interest-bearing High Value Checking account of approximately $501.7 million. The increase in borrowed funds was the result of securing $250.0 million of borrowings with maturity dates or initial call dates of three months. These short-term borrowed funds complement the $3.60 billion of previously existing long-term borrowings. During the first three months of 2003, we also restructured certain of our borrowed funds, which resulted in the extension of the weighted-average maturity and lowered the contract rate.

Total stockholders' equity increased $17.3 million, or 1.3%, to $1.33 billion at March 31, 2003. The increase in stockholders' equity was primarily due to net income for the three-month period ended March 31, 2003 of $52.2 million and a $5.4 million increase due to the exercise of 783,464 stock options. These increases were partially offset by repurchases of 917,600 shares of our common stock at an aggregate cost of $17.5 million, cash dividends declared and paid to common stockholders of $20.3 million and a decrease in accumulated other comprehensive income of $5.5 million. The decrease in accumulated other comprehensive income was primarily due to the decrease in mortgage-backed securities available for sale. As of March 31, 2003 there remained 10,416,196 shares authorized to be purchased under our current stock repurchase programs. Our stockholders' equity to asset ratio at March 31, 2003 was 8.94%.

STATEMENT OF INCOME SUMMARY

Total interest and dividend income for the three months ended March 31, 2003 increased $9.9 million, or 5.2%, to $198.5 million compared with $188.6 million for the three months ended March 31, 2002. This increase was primarily due to an increase in the average balance of total interest-earning assets of $2.51 billion, or 21.5%, to $14.17 billion for the three-month period ended March 31, 2003 compared with the corresponding 2002 period. This increase primarily reflected an increase in the average balance of first mortgage loans of $733.3 million, an increase in the average balance of mortgage-backed securities of $965.6 million and an increase in the average balance of investment securities of $706.7 million. The annualized yield on total average interest-earning assets decreased 86 basis points to 5.61% for the three-month period ended March 31, 2003 from 6.47% for the three-month period ending March 31, 2002. The annualized yield on first mortgage loans and mortgage-backed securities decreased 70 basis points and 100 basis points, respectively, to 6.34% and 4.95%, respectively, for the first quarter of 2003 compared with the corresponding 2002 quarter. This decrease was primarily due to the overall decline in long-term interest rates experienced during 2002 and the first quarter of 2003. This resulted in accelerated prepayment activity on our mortgage-related assets and the reinvestment of those proceeds at the current lower market rates. As a result of the high prepayment activity that continued through the first quarter of 2003, an additional $4 million of amortization of the net premium was recorded on these mortgage-related assets, thus lowering the overall yield on total interest-earning assets. The yield on investment securities decreased 63 basis points to 5.32% for the three-month period ended March 31,

2003, when compared to the prior year quarter, due to the amount of purchases of investment securities made at lower interest rates in the first quarter of 2003.

Total interest expense for the three months ended March 31, 2003 decreased $1.2 million, or 1.2%, to $96.0 million compared with $97.2 million for the corresponding period of 2002, notwithstanding an overall increase in interest-bearing liabilities. This decrease was due to a decrease in the annualized average cost of total interest-bearing liabilities of 81 basis points to 3.08% for the three-month period ended March 31, 2003 compared with 3.89% for the three-month period ended March 31, 2002. The lower annualized average cost of total interest-bearing liabilities was primarily due to the overall declining interest rate environment experienced during 2002 and the resulting low short-term interest rate environment that continued through the first quarter of 2003. The annualized average cost of interest-bearing deposits and borrowed funds decreased 102 basis points and 59 basis points, respectively, to 2.52% and 4.43%, respectively, for the three-month period ended March 31, 2003 compared with the corresponding 2002 period. The decrease in the annualized average cost of borrowed funds also decreased due to the restructuring of certain of our borrowed funds to a lower contract rate. The average balance of total interest-bearing liabilities increased $2.52 billion, or 24.9% to $12.65 billion for the three-month period ended March 31, 2003 compared with the corresponding 2002 period. The increase in the average balance of interest-bearing liabilities primarily reflected an increase in the average balance of borrowed funds of $1.28 billion and an increase in the average balance of interest-bearing demand accounts, including our High Value Checking account, of $1.20 billion for the three-month period ended March 31, 2003 compared with the prior year quarter.

Net interest income for the three months ended March 31, 2003 increased $11.2 million, or 12.3%, to $102.6 million compared with $91.4 million for the corresponding period in 2002. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.53% for the first quarter of 2003 compared with 2.58% for the corresponding period in 2002. For the first quarter of 2003, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.86% compared with 3.09% for the corresponding 2002 period. During 2002, long-term interest rates generally declined, while short-term interest rates remained relatively stable, thus flattening the yield curve. The flatter yield curve and the increased prepayment activity on our mortgage-related assets, due to the historically low market interest rates, may have an adverse impact on our net interest income, net interest rate spread and net interest margin in future periods.

The provision for loan losses for the three-month period ended March 31, 2003 was $225,000 compared with $525,000 for the corresponding 2002 periods. Net charge-offs for the first quarter of 2003 and 2002 were $2,000. The allowance for loan losses increased $0.2 million to $25.7 million at March 31, 2003 compared with $25.5 million at December 31, 2002. Non-performing loans at March 31, 2003 were $20.1 million compared with $20.2 million at December 31, 2002. The ratio of non-performing loans to total loans was 0.29% at March 31, 2003 and December 31, 2002.

Total non-interest income for the three months ended March 31, 2003 and December 31, 2002 was $5.5 million and $1.2 million, respectively. Service charges and other income, which generally consists of service charges and fees on deposit accounts, was $1.3 million and $1.2 million for the first quarter of 2003 and 2002, respectively.

The $4.2 million gain on securities transactions, net, in the first quarter of 2003 resulted from an opportunity to realize gains from the sale of certain available for sale securities prior to interest rate changes which may have adversely affected their fair market value. The cash flow of $196.5 million from the sale of the securities was reinvested in higher yielding fixed-rate securities.

Total non-interest expense for the three months ended March 31, 2003 and 2002 was $25.5 million and $24.2 million, respectively. Non-interest expense consists primarily of compensation and employee benefits, net occupancy expense and other expenses. Our efficiency ratio for the three months ended March 31, 2003 was 23.62% compared with 26.11% for the corresponding 2002 period. Our annualized ratio of non-interest expense to average total assets for the three months ended March 31, 2003 was 0.70% compared with 0.81% for the corresponding period in 2002.

Income tax expense for the three months ended March 31, 2003 was $30.1 million compared with $24.3 million for the corresponding 2002 period. The increases in income tax expense were primarily due to increases in income before income tax expense and changes to the New Jersey corporate business tax rates in 2002.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank is the largest savings bank based in New Jersey. Hudson City Savings currently operates 81 full-service branches in fourteen New Jersey counties and has 1,026 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings' deposits.

This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp's operations.

                                  TABLES FOLLOW

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                       MARCH 31,        DECEMBER 31,
                                                                                          2003              2002
                                                                                     ------------       ------------
                                                                                      (UNAUDITED)
                                                                                                 (IN THOUSANDS)

ASSETS:
Cash and due from banks .......................................................      $    148,595       $    153,096
Federal funds sold ............................................................           123,700             87,700
                                                                                     ------------       ------------
      Total cash and cash equivalents .........................................           272,295            240,796

Investment securities held to maturity ........................................             1,406              1,406

Investment securities available for sale ......................................         1,520,558            560,932

Federal Home Loan Bank of New York stock ......................................           150,000            137,500

Mortgage-backed securities held to maturity ...................................         4,773,705          4,734,266

Mortgage-backed securities available for sale .................................         1,189,850          1,391,895

Loans .........................................................................         6,906,237          6,970,900
      Less:
            Deferred loan fees ................................................            13,515             13,508
            Allowance for loan losses .........................................            25,724             25,501
                                                                                     ------------       ------------
                 Net loans ....................................................         6,866,998          6,931,891

Foreclosed real estate, net ...................................................             2,226              1,276
Accrued interest receivable ...................................................            68,547             69,248
Banking premises and equipment, net ...........................................            30,465             32,732
Other assets ..................................................................            37,455             42,662
                                                                                     ------------       ------------

                 Total Assets .................................................      $ 14,913,505       $ 14,144,604
                                                                                     ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
      Interest-bearing ........................................................      $  9,216,178       $  8,750,164
      Noninterest-bearing .....................................................           395,505            388,465
                                                                                     ------------       ------------
            Total deposits ....................................................         9,611,683          9,138,629

Borrowed funds ................................................................         3,850,000          3,600,000

Accrued expenses and other liabilities ........................................           118,430             89,892
                                                                                     ------------       ------------
            Total liabilities .................................................        13,580,113         12,828,521
                                                                                     ------------       ------------

Common stock, $0.01 par value, 800,000,000 shares authorized;
      231,276,600 shares issued, 191,839,122 shares at March 31, 2003 and
      191,973,258 shares outstanding at December 31, 2002  ....................             2,313              2,313

Additional paid-in capital ....................................................           531,301            530,496

Retained earnings .............................................................         1,320,000          1,291,960

Treasury stock, at cost; 39,437,478 shares at March 31, 2003 and
      39,303,342 shares at December 31, 2002 ..................................          (473,455)          (465,249)

Unallocated common stock held by the employee stock ownership plan ............           (50,984)           (51,474)

Unearned common stock held by the recognition and retention plan ..............           (14,568)           (16,253)

Accumulated other comprehensive income, net of tax ............................            18,785             24,290
                                                                                     ------------       ------------
            Total stockholders' equity ........................................         1,333,392          1,316,083
                                                                                     ------------       ------------

                 Total Liabilities and Stockholders' Equity ...................      $ 14,913,505       $ 14,144,604
                                                                                     ============       ============

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                                  FOR THE THREE MONTHS
                                                                                      ENDED MARCH 31,
                                                                              ------------------------------
                                                                                  2003               2002
                                                                              ------------      ------------
                                                                                  (IN THOUSANDS, EXCEPT PER
                                                                                         SHARE DATA)
Interest and Dividend Income:
       Interest and fees on first mortgage loans .......................      $    106,709      $    105,557
       Interest and fees on consumer and other loans ...................             2,125             2,608
       Interest on mortgage-backed securities held to maturity .........            61,075            68,995
       Interest on mortgage-backed securities available for sale .......            14,399             7,446
       Interest on investment securities held to maturity:
            Taxable ....................................................                17                17
            Exempt from federal taxes ..................................                 5                 6
       Interest and dividends on investment securities available
            for sale-taxable ...........................................            11,690             2,571
       Dividends on Federal Home Loan Bank of New York stock ...........             1,990               909
       Interest on federal funds sold ..................................               526               480
                                                                              ------------      ------------
                Total interest and dividend income .....................           198,536           188,589
                                                                              ------------      ------------

Interest Expense:
       Interest on deposits ............................................            55,684            67,538
       Interest on borrowed funds ......................................            40,270            29,660
                                                                              ------------      ------------
                Total interest expense .................................            95,954            97,198
                                                                              ------------      ------------
                    Net interest income ................................           102,582            91,391
Provision for Loan Losses ..............................................               225               525
                                                                              ------------      ------------
                    Net interest income after provision for loan losses            102,357            90,866
                                                                              ------------      ------------

Non-Interest Income:
       Service charges and other income ................................             1,302             1,172
       Gains on securities transactions, net ...........................             4,171                --
                                                                              ------------      ------------
                Total non-interest income ..............................             5,473             1,172
                                                                              ------------      ------------

Non-Interest Expense:
       Compensation and employee benefits ..............................            16,916            16,186
       Net occupancy expense ...........................................             3,863             3,573
       Federal deposit insurance assessment ............................               378               342
       Computer and related services ...................................               335               310
       Other expense ...................................................             4,030             3,758
                                                                              ------------      ------------
                Total non-interest expense .............................            25,522            24,169
                                                                              ------------      ------------

                    Income before income tax expense ...................            82,308            67,869
Income Tax Expense .....................................................            30,107            24,283
                                                                              ------------      ------------
                    Net income .........................................      $     52,201      $     43,586
                                                                              ============      ============
Basic Earnings Per Share ...............................................      $       0.29      $       0.23
                                                                              ============      ============
Diluted Earnings Per Share .............................................      $       0.28      $       0.23
                                                                              ============      ============
Weighted Average Number of Common Shares Outstanding:
                    Basic ..............................................       182,764,282       187,119,312
                    Diluted ............................................       187,557,530       191,955,218


                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED AVERAGE BALANCE SHEETS
                                   (UNAUDITED)

                                                                                 FOR THE THREE MONTHS ENDED MARCH 31,
                                                       -----------------------------------------------------------------------------
                                                                       2003                                     2002
                                                       -----------------------------------    --------------------------------------
                                                                                   AVERAGE                                  AVERAGE
                                                        AVERAGE                     YIELD/      AVERAGE                      YIELD/
                                                        BALANCE       INTEREST       COST       BALANCE       INTEREST        COST
                                                       -----------   ----------    -------    -----------    -----------   ---------
                                                                                        (DOLLARS IN THOUSANDS)

ASSETS:
-------
Interest-earnings assets:
     First mortgage loans, net (1) .................   $ 6,729,310   $   106,709    6.34%     $ 5,996,018    $   105,557       7.04%
     Consumer and other loans ......................       126,172         2,125    6.74          144,704          2,608       7.21
     Federal funds sold ............................       185,053           526    1.15          125,141            480       1.56
     Mortgage-backed securities at amortized cost ..     6,104,615        75,474    4.95        5,138,997         76,441       5.95
     Federal Home Loan Bank stock ..................       141,639         1,990    5.62           82,841            909       4.39
     Investment securities at amortized cost .......       880,963        11,712    5.32          174,255          2,594       5.95
                                                       -----------   -----------              -----------    -----------
         Total interest-earning assets .............    14,167,752       198,536    5.61       11,661,956        188,589       6.47
                                                       -----------   -----------              -----------    -----------

Non interest-earnings assets .......................       318,520                                238,200
                                                       -----------                            -----------
         Total  Assets .............................   $14,486,272                            $11,900,156
                                                       ===========                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:

Interest-bearing liabilities:
     Savings accounts ..............................   $   905,571         3,229    1.45      $   832,464          4,257       2.07
     Interest-bearing demand accounts ..............     1,301,176         8,182    2.55          101,499            347       1.39
     Money market accounts .........................       624,200         2,107    1.37          546,823          2,857       2.12
     Time deposits .................................     6,140,805        42,166    2.78        6,250,378         60,077       3.90
                                                       -----------   -----------              -----------    -----------
         Total interest-bearing deposits ...........     8,971,752        55,684    2.52        7,731,164         67,538       3.54
     Borrowed funds ................................     3,682,778        40,270    4.43        2,396,666         29,660       5.02
                                                       -----------   -----------              -----------    -----------
         Total interest-bearing liabilities ........    12,654,530        95,954    3.08       10,127,830         97,198       3.89
                                                       -----------   -----------              -----------    -----------
Non interest-bearing liabilities:
     Noninterest-bearing deposits ..................       386,924                                382,210
     Other noninterest-bearing liabilities .........       111,640                                 97,044
                                                       -----------                            -----------
         Total noninterest-bearing liabilities .....       498,564                                479,254
                                                       -----------                            -----------
     Total liabilities .............................    13,153,094                             10,607,084
     Stockholders' equity ..........................     1,333,178                              1,293,072
                                                       -----------                            -----------
         Total Liabilities and Stockholders' Equity    $14,486,272                            $11,900,156
                                                       ===========                            ===========

Net interest income/net interest rate spread (2) ...                 $   102,582    2.53%                    $    91,391       2.58%
                                                                     -----------                             -----------
Net interest-earning assets/net interest margin (3)    $ 1,513,222                  2.86%     $ 1,534,126                      3.09%
                                                       ===========                            ===========
Ratio of interest-earning assets to
     interest-bearing liabilities ..................                                1.12x                                      1.15x

---------------

(1) Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2) Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3) Determined by dividing annualized net interest income by total average interest-earning assets.

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                         SELECTED PERFORMANCE RATIOS (1)
                                   (UNAUDITED)

                                                      FOR THE THREE MONTHS
                                                         ENDED MARCH 31,
                                                     ---------------------
                                                       2003        2002
                                                     --------- -----------
          Return on average assets ...............        1.44%      1.47%
          Return on average stockholders' equity .       15.66      13.48
          Net interest rate spread ...............        2.53       2.58
          Net interest margin ....................        2.86       3.09
          Non-interest expense to average assets .        0.70       0.81
          Efficiency ratio (2)  ..................       23.62      26.11
          Dividend payout ratio ..................       37.93      32.61
          Cash dividends declared per common share      $ 0.11     $ 0.075

-----------

(1)  Ratios are annualized where appropriate.

(2) Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                            SELECTED FINANCIAL RATIOS
                                   (UNAUDITED)


                                                            AT OR FOR THE   AT OR FOR THE
                                                             PERIOD ENDED   PERIOD ENDED
                                                               MARCH 31,    DECEMBER 31,
                                                                 2003          2002
                                                            -------------   -------------
ASSET QUALITY RATIOS:

       Non-performing loans to total loans .............            0.29%         0.29%
       Non-performing assets to total assets ...........            0.15          0.15
       Allowance for loan losses to non-performing loans          127.85        126.27
       Allowance for loan losses to total loans ........            0.37          0.37


CAPITAL RATIOS:
       Average stockholders' equity to average assets ..            9.20%        10.12%
       Stockholders' equity to assets ..................            8.94          9.30
       Book value per common share .....................         $  7.31       $  7.22


REGULATORY CAPITAL RATIOS:

       BANCORP:
       Leverage capital ................................            9.09%         9.48%
       Total risk-based capital ........................           28.00         28.67

       BANK:
       Leverage capital ................................            8.38%         8.85%
       Total risk-based capital ........................           25.85         26.81




                                       ###